Exhibit 99.1

FOR IMMEDIATE RELEASE

Synchronoss Technologies Announces Successful Conclusion
of Strategic Alternatives Process to Maximize Value for Shareholders

Synchronoss to Double Down on Communications & Media Business

Divest Non-Core Assets Through Agreement to Sell Intralinks Business to Siris

Improve Balance Sheet Strength, Cash Position and Potential Profitability Through Siris Investment

Bridgewater, N.J. — October 17, 2017 — Synchronoss Technologies, Inc. (NASDAQ: SNCR) (the “Company” or “Synchronoss”), the leader in mobile cloud innovation for mobile carriers, enterprises, retailers and OEMs globally, today announced that its Board of Directors (the “Board”) has concluded its review of strategic alternatives and determined that the best approach for the Company to achieve its goal of maximizing shareholder value is to focus on its core Communications & Media (“Comms & Media”) business, divest non-core assets and improve the Company’s balance sheet strength, cash position and potential profitability.  Synchronoss’ core Comms & Media business, consisting of both predictable, mature segments and long-term growth opportunities, is an industry leader with longstanding relationships with leading communications and media companies around the world. The Company posted a presentation regarding this announcement that can be found on the Investor Relations section of the Synchronoss website.

Under the terms of the definitive agreements, investment funds affiliated with Siris Capital Group, LLC (“Siris”) will acquire all of the stock of the Company’s wholly-owned subsidiary, Intralinks Holdings, Inc., for approximately $1 billion in consideration and make an investment in convertible preferred equity of Synchronoss in an amount of $185 million. Siris’ investment would initially be convertible into approximately 19.8% of Synchronoss’ common stock. The sale of Intralinks is expected to close in mid-November 2017; the sale of the preferred stock is expected to close in the first quarter of 2018.  Both transactions are subject to closing conditions.

“As part of the review of strategic alternatives, the Board considered all elements of our businesses, and concluded that the best approach to maximizing shareholder value is to concentrate on our core Comms & Media business,” said Stephen Waldis, Founder, Chairman and Chief Executive Officer of Synchronoss. “These transactions would provide Synchronoss with a strong balance sheet and the capital flexibility to pursue a more focused business strategy that builds on our existing footprint in Cloud, Messaging, and Digital Transformation while executing on key growth vectors in each of these areas. We believe that we will be well-positioned following this transaction to manage the predictable, mature business lines in Comms & Media and invest in the business for growth and expansion.”

Following the completion of the transactions, Synchronoss plans to advance its position as a leading and trusted technology solutions provider to communications and media companies, aligning the latest products and solutions with critical business initiatives and outcomes. The Company’s industry-leading customers include Tier 1 carrier and cable provider customers such as AT&T, Comcast, Frontier Communications, Verizon Wireless, SoftBank and Sprint.  Following completion of the transactions, Synchronoss will have approximately 1,500 employees around the world.

As part of the strategic review, Synchronoss determined it will focus on three core product segments:

•                  Cloud:  Synchronoss sees highly promising opportunities to leverage its existing relationship with Verizon to extend its cloud relationship, innovate product features and value, and pursue new revenue streams. The Company is also focused on executing its identified international growth opportunities with revamped products.

•                  Messaging:  The messaging platform is a leader in white label email solutions with a highly developed multi-channel messaging solution.  The Company is well-positioned for the next-wave evolution of messaging monetization and has identified opportunities in U.S. and Asian markets.

•                  Digital Transformation:  The Company is a core solutions provider to carrier consumer customers. Synchronoss continues to see strong cash flow generation, new customer acquisitions, including a recently-signed new contract with Sprint, and a healthy pipeline of additional growth opportunities.

Synchronoss remains committed to serving its leading communications and media customers globally, with an emphasis in its core markets in North America, Europe and an expanded presence in Asia. In particular, Japan continues to be a key market with a variety of near-term opportunities for the Company.

Mr. Waldis continued, “We plan to use the proceeds from the Intralinks transaction to retire term loan debt and use the Siris $185 million investment to drive future growth opportunities in the Company’s Communications and Media business.”

“We have tremendous confidence in the future of Synchronoss and look forward to working collaboratively with the company as it transitions back to its core focus of providing mission critical solutions to communications and media customers,” said Frank Baker, co-founder and managing partner of Siris. “We are also excited to acquire Intralinks and see it reemerge as an independent company focused exclusively on serving financial services and enterprise customers with virtual data room and highly-secure collaboration solutions.”

Terms of Agreements

The acquisition of the Company’s Intralinks business will be made pursuant to a share purchase agreement between Synchronoss and Siris, under which Synchronoss has agreed to sell its wholly-owned subsidiary, Intralinks Holdings, Inc., to Siris for consideration consisting of cash in the amount of approximately $977 million and an additional contingent payment of up to $25 million in cash. Synchronoss previously acquired Intralinks on January 19, 2017 for a purchase price of approximately $821 million. Upon the completion of the transaction, Leif O’Leary, the current Executive Vice President of Strategic Financials for Synchronoss, is expected to serve as Chief Executive Officer of Intralinks.

The Siris convertible preferred equity investment in Synchronoss in the amount of $185 million is comprised of cash and stock.  The stock portion consists of 5,994,667 shares of Synchronoss common stock that Siris previously purchased.  The preferred stock will be convertible into shares of common stock at an initial conversion price of $18.00 per share, provided that the number of shares of common stock issuable upon conversion shall initially be capped at 19.9% of Synchronoss’s issued and outstanding common stock.

In the event the convertible preferred equity investment is terminated, Siris has the right to cause Synchronoss to repurchase from Siris, at a purchase price of $14.56 per share, some or all of the 5,994,667 shares of Synchronoss common stock that Siris currently holds.

Approvals and Closing

The transactions have been unanimously approved by Synchronoss’ Board of Directors. The sale of Intralinks is expected to close in mid-November 2017; the sale of the preferred stock is expected to close in the first quarter of 2018.  Both transactions are subject to closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and other foreign antitrust regulatory approvals.

Advisors

Goldman Sachs & Co. and PJT Partners are serving as financial advisors to Synchronoss, and Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP is acting as its legal counsel. Evercore Partners, Macquarie Capital, Moelis & Company LLC, and RBC Capital Markets are acting as financial advisors to Siris.  Wachtell, Lipton, Rosen & Katz is acting as corporate counsel to Siris and Greenberg Traurig, LLP is acting as financing counsel to Siris in connection with the transactions.

About Synchronoss Technologies, Inc.

Synchronoss (NASDAQ: SNCR) is an innovative software company that helps both service providers and enterprises realize and execute their goals for mobile transformation now. Our simple, powerful and flexible solutions serve millions of mobile subscribers and a large portion of the Fortune 500 worldwide today. For more information, visit us at www.synchronoss.com.

About Siris Capital Group, LLC | Siris Capital

Siris is a leading private equity firm focused on making control investments in data, telecommunications, technology and technology-enabled business service companies. Integral to Siris’ investment approach is its partnership with exceptional senior operating executives, or Executive Partners, who work with Siris to identify, validate and operate investment opportunities. Their significant involvement allows Siris to partner with management to add value both operationally and strategically. To learn more, visit us at www.siriscapital.com.

Forward-looking Statements

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts, including statements regarding our exploration and evaluation of strategic alternatives and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “outlook” or words of similar meanings. These statements are based on the Company’s current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. Numerous factors, many of which are beyond the Company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. These factors include, but are not limited to, the risk that the proposed transactions may not be completed in a timely manner, or at all; the failure to satisfy the conditions to the consummation of the proposed transactions, including the risk that a regulatory approval that may be required for the proposed transactions is not obtained, or could only be obtained subject to conditions that are not anticipated; the occurrence of any event, change or other circumstance that could give rise to the termination of the proposed transaction agreements; the effect of the announcement or pendency of the proposed transactions on the Company’s business relationships, operating results, and business generally; the risk that revenue opportunities, cost savings, synergies and other anticipated benefits from the proposed transactions may not be fully realized or may take longer to realize than expected; risks related to the equity and debt financing and related guarantee arrangements entered into in connection with the proposed transactions; risks regarding the failure to obtain the necessary financing to complete the proposed transactions; risks that the proposed transactions disrupt current plans and operations of the Company; risks related to diverting management’s attention from the Company’s ongoing business operations; risks related to the outcome of any legal proceedings that may be instituted against the Company, its officers or directors related to the proposed transactions; risks associated with the ongoing and uncompleted nature of the Company’s accounting review; fluctuations in the Company’s financial and operating results; integration of the Company’s Intralinks business and execution of the Company’s cost reduction plan; the Company’s substantial level of debt and related obligations, including interest payments, covenants and restrictions; uncertainty regarding increased business and renewals from existing customers; the dependence of the Company’s Intralinks business on the volume of financial and strategic business transactions; disruptions to the implementation of the Company’s strategic priorities and business plan caused by changes in the Company’s senior management team; customer renewal rates and attrition; customer concentration; the Company’s ability to maintain the security and integrity of the Company’s systems; foreign currency exchange rates; the financial and other impact of previous and future acquisitions; competition in the enterprise and mobile solutions markets; the Company’s ability to retain and motivate employees; technological developments; litigation and disputes and the costs related thereto; unanticipated changes in the Company’s effective tax rate; uncertainties surrounding domestic and global economic conditions; other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, which is on file with the SEC and available on the SEC’s website at www.sec.gov. Additional factors may be described in those sections of the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 to be filed with the SEC as soon as practicable. The Company does not undertake any obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise.

Investor and Media:

Synchronoss Technologies, Inc.

Investor Relations

+1 800-575-7606

investor@synchronoss.com

or

Joele Frank, Wilkinson Brimmer Katcher

Amy Feng / Scott Bisang / Greg Klassen

+1 212-355-4449